UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): May 5, 2014

SWIFT ENERGY COMPANY
(Exact name of Registrant as specified in its charter)

Texas	1-8754	20-3940661
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16825 Northchase Drive, Suite 400
Houston, Texas 77060
(Address of principal executive offices)

(281) 874-2700
(Registrant’s telephone number)

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

603407388.1

Item 1.01.    Entry into a Material Definitive Agreement.
On May 5, 2014, Swift Energy Company, through its primary domestic subsidiary Swift Energy Operating, LLC, (collectively referred to herein as the “Company” or “Swift Energy”) entered into an acquisition agreement (the “Agreement”) with a U.S. subsidiary of PT Saka Energi Indonesia (“Saka”) to develop Swift Energy’s approximately 8,300 acre position in the Fasken area of the Eagle Ford shale in Webb County, Texas (the “Fasken Properties”). Closing is anticipated to occur on or about June 30, 2014, subject to normal closing conditions.
The Agreement, effective January 1, 2014, provides for Saka to pay Swift Energy $175 million in total cash consideration to acquire a 36% full participating interest in Swift Energy’s Fasken Properties. The consideration is comprised of $125 million in cash to be paid at closing (before closing adjustments for interim operations between the January 1 effective date and the closing date) and $50 million in cash to be paid by Saka to carry a portion of Swift Energy’s future capital costs for field development (the “carry”). Saka’s carry obligation is to pay Swift Energy an amount equal to 18% of the 8/8ths capital development costs of the properties until Saka has carried Swift Energy for the full $50 million. Saka’s parent company, PT. Perusahaan Gas Negara (Persero) Tbk., is to guarantee Saka’s payments under the Agreement.
At closing, it is estimated that Swift Energy will receive approximately $150 million in cash, consisting of the initial cash purchase price of $125 million plus Saka’s 36% working interest share of the capital development costs on the Fasken properties for the period between January 1, 2014 and the closing date, plus 18% of capital development costs on the Fasken properties during the same interim period representing a portion of Saka’s carry, less 36% of the net revenues during the same interim period attributable to Saka’s 36% working interest, along with normal closing adjustments. At closing, Saka’s remaining 18% carry for future Swift Energy capital expenditures is expected to be approximately $35 million.
Swift Energy will continue to serve as operator of the Fasken properties, conducting all drilling, completion and production operations. Under the Agreement, future development plans for the field are to be mutually agreed upon by Swift Energy and Saka and there are provisions for an area of mutual interest to cover designated development acreage for a defined period.
Item 7.01    Regulation FD Disclosure
On May 6, 2014, the Company issued a press release announcing the execution of the Agreement discussed in Item 1.01 above. A copy of this release is attached hereto as Exhibit 99.1.
On May 6, 2014, the Company issued two additional press releases: (1) a release announcing revised full year 2014 operating and financial guidance in anticipation of the scheduled June 30, 2014, closing of the Agreements discussed in Item 1.01 above; and

(2) a release announcing that the Company has contracted for increased firm transportation capacity for natural gas produced from its Fasken area. Copies of these two additional press releases are attached hereto as Exhibits 99.2 and 99.3 respectively.
The information furnished in Exhibits 99.1, 99.2 and 99.3 hereto shall not be deemed "filed" for purposes of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference in any filing by the Company with the Securities and Exchange Commission (unless otherwise specifically provided therein).
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits.
The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit Number	Description

99.1	Swift Press Release, dated May 6, 2014, “Swift Energy Company and PT Saka Energi Indonesia Announce Agreement to Jointly Develop Fasken Eagle Ford Acreage in South Texas.”
99.2	Swift Press Release, dated May 6, 2014. “Swift Energy Company Updates Full Year 2014 Operating and Financial Guidance.”
99.3	Swift Press Release, dated May 6, 2014, “Swift Energy Company Contracts for Additional Firm Transportation, more than Doubling Current Capacity for its Fasken Area Production.”

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 8, 2014

Swift Energy Company
By:	/s/ Bruce H. Vincent
Bruce H. Vincent President

EXHIBIT INDEX

Exhibit Number	Description

99.1	Swift Press Release, dated May 6, 2014, “Swift Energy Company and PT Saka Energi Indonesia Announce Agreement to Jointly Develop Fasken Eagle Ford Acreage in South Texas.”
99.2	Swift Press Release, dated May 6, 2014. “Swift Energy Company Updates Full Year 2014 Operating and Financial Guidance.”
99.3	Swift Press Release, dated May 6, 2014, “Swift Energy Company Contracts for Additional Firm Transportation, more than Doubling Current Capacity for its Fasken Area Production.”